Media Contact	April 28, 2008

Andy Brimmer, 205-410-2777

HealthSouth to Purchase

The Rehabilitation Hospital of South Jersey

BIRMINGHAM, Ala. — HealthSouth Corporation (NYSE:HLS) announced today it has entered into a definitive agreement, through one of its wholly owned subsidiaries, to purchase The Rehabilitation Hospital of South Jersey, a 34-bed inpatient rehabilitation hospital in Vineland, NJ, from The Mediplex/Cumberland Rehabilitation Limited Partnership.

“We are very pleased to welcome The Rehabilitation Hospital of South Jersey to HealthSouth’s nation-wide network of preeminent rehabilitation hospitals,” said Jay Grinney, HealthSouth’s president and chief executive officer. “The Rehabilitation Hospital of South Jersey, under the outstanding leadership of Dr. Francis Bonner, has provided exceptional care to patients in the South Jersey area for many years and we look forward to continuing this tradition for many years to come.”

The acquisition of The Rehabilitation Hospital of South Jersey adds a third New Jersey rehabilitation hospital to HealthSouth’s northeast region. HealthSouth currently operates HealthSouth Rehabilitation Hospital of New Jersey in Toms River and Tinton Falls Rehabilitation Hospital, a Joint Venture of HealthSouth and Monmouth Medical Center, in Tinton Falls.

The closing of the transaction is subject to certain state and federal regulatory approvals and is expected to take place late in the second quarter or early in the third quarter of 2008.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the health care company of choice for its patients, employees, physicians and shareholders and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including

HealthSouth’s Form 10-K for the year ended December 31, 2007.

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